Registration No. 333-178636

Registration No. 333-204990

Registration No. 333-209837

Registration No. 333-216343

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-178636

FORM S-8

REGISTRATION STATEMENT NO. 333-204990

FORM S-8

REGISTRATION STATEMENT NO. 333-209837

FORM S-8

REGISTRATION STATEMENT NO. 333-216343

UNDER

THE SECURITIES ACT OF 1933

JIVE SOFTWARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	42-1515522
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

300 Orchard City Drive, Suite 100

Campbell, CA 95008

(669) 282-4000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2015 Employee Stock Purchase Plan

2011 Equity Incentive Plan

2007 Stock Incentive Plan

2002 Stock Incentive Plan

(Full Title of the Plans)

Andrew S. Price

President, Chief Executive Officer, and Director

Jive Software, Inc.

300 Orchard City Drive, Suite 100

Campbell, CA 95008

(669) 282-4000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Jive Software, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-178636, originally filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2011;

•	Registration Statement No. 333-204990, originally filed with the SEC on June 16, 2015;

•	Registration Statement No. 333-209837, originally filed with the SEC on March 1, 2016; and

•	Registration Statement No. 333-216343, originally filed with the SEC on February 28, 2017.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On June 12, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2017 (the “Merger Agreement”), by and among the Jazz MergerSub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Wave Systems Corp., a Delaware corporation (“Parent”), Parent and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 12, 2017.

JIVE SOFTWARE, INC.

By:	/s/ Andrew S. Price
Andrew S. Price
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3